Exhibit 99.2

Questions & Answers

Alternative Proposal for the Acquisition of R.G. Barry Corporation

June 3, 2014

1.	Why isn’t R.G. Barry disclosing the identity of the party that made the alternative proposal or the proposed price?

Our discussions regarding the alternative proposal are at a very early and preliminary stage. It is too early to predict whether the alternative proposal will result in a superior proposal, as such term is defined in the merger agreement. Given the uncertainty surrounding the alternative proposal, the Company has concluded that it would be premature to announce the identity of the party that made the alternative proposal or the proposed price.

2.	Is the alternative proposal superior to the terms of the merger contemplated by the merger agreement with Mill Road Capital?

The Board has not determined that the alternative proposal is a superior proposal. That determination is required to be based on a number of factors, of which price is only one factor, although a very important one. The alternative proposal also is subject to several conditions, including completion of due diligence and the negotiation of mutually acceptable definitive agreements. Accordingly, it cannot be determined at this time when or if the alternative proposal will ultimately result in a superior proposal. In fact, our discussions and negotiations with the party that made the alternative proposal could terminate at any time.

3.	Is the Board still recommending that shareholders adopt the merger agreement with Mill Road Capital?

Yes.

4.	Does the Company still plan to hold a special meeting of shareholders to vote on the adoption of the merger agreement with Mill Road Capital?

Yes. The Company is currently working to finalize the preliminary proxy statement for the special meeting.

5.	Does this mean that the closing of the merger with Mill Road Capital will be delayed?

The merger agreement with Mill Road Capital provides for an outside closing date of October 1, 2014, although we currently contemplate that the closing of the merger will occur in the third calendar quarter of this year. The impact, if any, of the alternative proposal on the timing of any closing of the merger with Mill Road Capital cannot be determined at this time.

6.	If the Company accepts the alternative proposal and terminates the Mill Road Capital merger agreement, would the Company have to pay a termination fee to Mill Road Capital?

The merger agreement contains certain termination rights for both us and Mill Road Capital. If the merger agreement is terminated specifically because of our acceptance of a superior proposal, we would be obligated to pay Mill Road Capital a termination fee of $5.0 million.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company with an affiliate of Mill Road Capital. In connection with the proposed merger, the Company intends to file a preliminary and definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the Company, the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY ARE AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. The proxy statement and other relevant materials (when they become available), and any other documents filed by R. G. Barry with the SEC, may be obtained, without charge, from the SEC’s website (www.sec.gov) or, without charge, from R. G. Barry by mail or online from the R. G. Barry website at the Investor Relations section of www.rgbarry.com.

Participants in the Solicitation

R. G. Barry and its executive officers and directors may be deemed to be participants in the solicitation of proxies from R. G. Barry shareholders with respect to the proposed merger. Information regarding any interests that the executive officers and directors of R. G. Barry may have in the transaction will be set forth in the preliminary and definitive proxy statements described above to be filed with the SEC.

Cautionary Statement Concerning Forward Looking Safe Harbor Statements

Statements in this press release that are not descriptions of historical facts may be “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, or “project”, or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to R. G. Barry as of the date hereof, and subject to applicable law to the contrary. R. G. Barry undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause R. G. Barry’s actual results to differ materially from those suggested by the projected information in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the merger transactions described herein; adoption of the merger agreement by R. G. Barry’s shareholders (or the failure to obtain such adoption); the ability to obtain regulatory approvals of the merger and the other transactions contemplated by the merger agreement on the proposed terms and schedule; R. G. Barry’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the merger and the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the continued availability or viability of the Alternative Proposal; general industry and economic conditions; and the risks that are described from time to time in R. G. Barry’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended June 29, 2013, filed with the Securities and Exchange Commission on September 11, 2013, in other of R. G. Barry’s filings with the Securities and Exchange Commission from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on the forward-looking statements. The Company has no obligation to update the forward-looking statements.